Exhibit 99.1

Statement Regarding Forward-Looking Information
As used in this exhibit, “we,” “our,” “us” and similar pronouns refer to Cardinal Health, Inc. and its subsidiaries, unless the context requires otherwise. Our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2023 (the “2023 Form 10-K”), and our quarterly reports on Form 10-Q, including this one, and our current reports on Form 8-K (along with any exhibits and amendments to such reports), as well as our news releases or any other written or oral statements made by or on behalf of us, including materials posted on our website, may include, directly or by incorporation by reference, forward-looking statements that reflect our current view (as of the date the forward-looking statement is first made) about future events, prospects, projections or financial performance. The matters discussed in these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied in or by such statements. These risks and uncertainties include:
•competitive pressures in the markets in which we operate, including pricing pressures;
•uncertainties relating to the pricing of and demand for generic pharmaceuticals;
•significantly increased costs for commodities and other materials used in the Global Medical Products and Distribution segment manufacturing, including various components, compounds, raw materials or energy such as oil-based resins, pulp, cotton, latex and other commodities and the possibility that we may not successfully offset or mitigate these increases;
•uncertainties relating to the timing, frequency and profitability of generic pharmaceutical launches or other components of our pharmaceutical generics program;
•changes in the timing or frequency of the introduction of branded pharmaceuticals;
•uncertainties related to the timing, magnitude and profit impact of the distribution of commercially available COVID-19 vaccines;
•material reductions in purchases, pricing changes, non-renewal, early termination, or delinquencies or defaults under contracts with key customers;
•Risks associated with the nonrenewal of a large Pharmaceutical and Specialty Solutions segment customer at the end of fiscal year 2024, including the adverse impact of unwinding the negative net working capital associated with this customer and the risk that we may not be successful in mitigating the negative impact to segment profit;
•costs or claims resulting from quality issues, or other potential or alleged errors or defects in our manufacturing or sourcing of medical devices or other products or in our compounding, repackaging, information systems or pharmacy management services that may injure persons or damage property or operations, including costs from recalls, remediation efforts, and related product liability claims and lawsuits, including class action lawsuits;
•any compromise of our information systems or of those of a third-party service provider, including unauthorized access to or use or disclosure of company or customer information, disruption of access and ancillary risks associated with our ability to effectively manage any issues arising from any such compromise or disruption;
•continuing risks associated with the resolution and defense of the lawsuits and investigations in which we have been or will be named relating to the distribution of prescription opioid pain medication, including the investigations by the U.S. Department of Justice which concerns our anti-diversion program, our anti-diversion policies and procedures and our distribution of certain controlled substances;
•risks associated with the national opioid settlement agreement, including the risk that the maintenance of the required changes to distributors' controlled substance anti-diversion programs may result in unforeseen costs or operational challenges and the risk that if we fail to or are alleged to have failed to comply with the terms of the settlement agreement, we could incur monetary or other penalties or result in additional lawsuits being filed against us;
•uncertainties related to Cardinal Health Brand products, including our ability to manage cost and infrastructure, retain margin, increase volume and improve performance;
•risks arising from acquisitions, including possible liabilities relating to the operations or activities of such businesses prior to their acquisition, and uncertainties relating to our ability to achieve the anticipated results from acquisitions;
•risks associated with the tax benefit from our self-insurance loss claims, including, certain state courts' interpretation of laws and insurance policies in ways that may impact our self-insurance loss, which could negatively impact our financial position;
•disruption, damage or lack of access to, or failure of, our or our third-party service providers' information systems, our critical facilities, including our national logistics center, or our distribution networks;
•risks associated with our Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, including the risk that failure to comply with the requirements set forth therein could result in monetary or other penalties;
•our high sales concentration with certain key customers, including CVS Health Corporation and OptumRx;
•our ability to maintain the benefits of our generic pharmaceutical sourcing venture with CVS Health Corporation;
•actions of regulatory bodies and other governmental authorities, including the U.S. Drug Enforcement Administration, certain agencies within the U.S. Department of Health and Human Services (including the U.S. Food and Drug Administration, Centers for Medicare and Medicaid Services, the Office of Inspector General and the Office for Civil Rights), the U.S. Nuclear Regulatory Commission, the U.S. Federal Trade Commission, the U.S. Customs and Border Protection, various state boards of pharmacy, state controlled substance authorities, state health departments, state insurance departments, state Medicaid departments or comparable regulatory bodies or governmental authorities or foreign equivalents that, in each case, could delay, limit or suspend product development, manufacturing, distribution, importation or sales or result in warning letters, recalls, seizures, injunctions or monetary sanctions;
•shortages in commodities, components, compounds, raw materials or energy used by our businesses, including supply disruptions of radioisotopes;
•the loss of, or default by, one or more key suppliers for which alternative suppliers may not be readily available;
•uncertainties with respect to certain business process initiatives, including IT infrastructure activities and outsourcing relationships, including the ability to achieve the expected benefits from such initiatives, the risk that we could incur unexpected charges, and the risk that we may fail to retain key personnel;
•difficulties or delays in the development, production, manufacturing, sourcing and marketing of new or existing products and services, including difficulties or delays associated with obtaining or maintaining requisite regulatory consents, whether our own or third parties', or approvals associated with those activities;
•manufacturing disruptions, whether due to regulatory action, including regulatory action to reduce ethylene oxide ("EtO") emissions, production quality deviations, safety issues or raw material shortages or defects, or because a key product is manufactured at a single manufacturing facility with limited alternate facilities;
•risks associated with industry reliance on EtO to sterilize certain medical products that we manufacture or distribute, including the possibility that regulatory actions to reduce EtO emissions could become more widespread, which may result in increased costs or supply shortages; and risks that the lawsuits against us alleging personal injury resulting from EtO exposure could become more widespread;
•the possibility that we could be subject to adverse changes in the tax laws or challenges to our tax positions, including the possibility that the corporate tax rate in the U.S. could be increased;
•risks arising from possible violations of healthcare fraud and abuse laws;
•risks arising from possible violations of the U.S. Foreign Corrupt Practices Act and other similar anti-corruption laws in other jurisdictions and U.S. and foreign export control, trade embargo and customs laws;
•risks arising from our collecting, handling and maintaining patient-identifiable health information and other sensitive personal and financial information, which are subject to federal, state and foreign laws that regulate the use and disclosure of such information;
•risks arising from certain of our businesses being Medicare-certified suppliers or participating in other federal and state healthcare programs, such as state Medicaid programs and the federal 340B drug pricing program, which businesses are subject to accreditation and quality standards and other rules and regulations, including applicable reporting, billing, payment and record-keeping requirements;
•risks arising from pharmaceutical manufacturers' restriction of sales under the 340B drug pricing program to contract pharmacies, which may adversely impact our customers;
•risks arising from certain of our businesses manufacturing pharmaceutical and medical products or repackaging pharmaceuticals that are purchased or reimbursed through, or are otherwise governed by, federal or state healthcare programs, which businesses are subject to federal and state laws that establish eligibility for reimbursement by such programs and other applicable standards and regulations;
•changes in laws or changes in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations, including as a result of possible misinterpretations or misapplications;
•unfavorable changes to the terms or with our ability to meet contractual obligations of key customer or supplier relationships, or changes in customer mix;
•risks arising from changes in U.S. or foreign tax laws and unfavorable challenges to our tax positions and payments to settle these challenges, which may adversely affect our effective tax rate or tax payments;
•uncertainties due to possible government healthcare reform, including proposals related to Medicare drug rebate arrangements, possible repeal or replacement of major parts of the Patient Protection and Affordable Care Act, proposals related to prescription drug pricing transparency and the possible adoption of Medicare-For-All;
•reductions or limitations on governmental funding at the state or federal level or efforts by healthcare insurance companies to limit payments for products and services;
•changes in manufacturers' pricing, selling, inventory, distribution or supply policies or practices;
•changes in legislation or regulations governing prescription drug pricing, healthcare services or mandated benefits;
•uncertainties arising as a result of the Supreme Court decision on Dobbs vs. Jackson, including uncertainties associated with states' proposed and adopted laws which may impact our ability to distribute or store certain pharmaceutical products and the risk that we could incur unforeseen costs to comply with these new laws in various jurisdictions;
•changes in hospital buying groups or hospital buying practices;
•changes in distribution or sourcing models for pharmaceutical and medical and surgical products, including an increase in direct and limited distribution;

•changes to the prescription drug reimbursement formula and related reporting requirements for generic pharmaceuticals under Medicaid;
•continuing consolidation in the healthcare industry, which could give the resulting enterprises greater bargaining power and may increase pressure on prices for our products and services or result in the loss of customers;
•risks to our business and information and controls systems in the event that business process improvements, infrastructure modernization or initiatives to use third-party service providers for key systems and processes are not effectively implemented;
•the risk that we may not effectively implement and maintain data governance structures across businesses to allow us to access and interpret our data, which could put us at a competitive disadvantage relative to our peers;
•the results, costs, effects or timing of any commercial disputes, government contract compliance matters, patent infringement claims, qui tam actions, government investigations, shareholder lawsuits or other legal proceedings;
•the possibility that our business performance or internal control over financial reporting may be adversely impacted if we are not successful at attracting, retaining and developing talent;
•losses relating to product liability lawsuits and claims regarding products for which we cannot obtain product liability insurance or for which such insurance may not be adequate to cover our losses, including the product liability lawsuits we are currently defending relating to alleged personal injuries associated with the use of Cordis inferior vena cava filter products;
•risks associated with the importation of products or source materials used in products that we manufacture or distribute, including risks associated with our country-of-origin determinations and the possibility that we could experience additional supply disruptions as a result of the Uyghur Forced Labor Prevention Act or other similar regulations;
•our ability to maintain adequate intellectual property protections;
•our ability to manage and complete divestitures or other strategic business combination transactions, including our ability to find buyers or other strategic exit opportunities and risks associated with the possibility that we could experience greater dis-synergies than anticipated or otherwise fail to achieve our strategic objectives;
•bankruptcy, insolvency or other credit failure of a customer or supplier that owes us a substantial amount;
•risks associated with global operations, including the effect of local economic environments, inflation, recession, currency volatility and global competition, in addition to risks associated with compliance with U.S. and international laws relating to global operations;
•uncertainties with respect to U.S. or international trade policies, tariffs, excise or border taxes and their impact on our ability to source products or materials that we need to conduct our business;
•risks associated with our use of and reliance on the global capital and credit markets, including our ability to access credit and our cost of credit, which may adversely affect our ability to efficiently fund our operations or undertake certain expenditures;
•our ability to introduce and market new products and our ability to keep pace with advances in technology;
•significant charges to earnings if goodwill or intangible assets become impaired;
•uncertainties relating to general political, business, industry, regulatory and market conditions; and
•other factors described in the “Risk Factors” section of the 2023 Form 10-K.
The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions generally identify “forward-looking statements,” which speak only as of the date the statements were made, and also include statements reflecting future results or guidance, statements of outlook and expense accruals. We undertake no obligation to update or revise any forward-looking statements, except to the extent required by applicable law.ted, anticipated or implied in or by such statements. These risks and uncertainties include: